Riviera Announces Black Hawk Project  Finance

June 4, 1999 08:30 AM LAS VEGAS, June 4 /PRNewswire/ -- Riviera Holdings Corporation (Amex: RIV) announced today that its wholly owned indirect subsidiary, Riviera Black Hawk, Inc. had closed a $45 million private placement of 13 percent First Mortgage Notes due May 1, 2005. The net proceeds of the placement will be used to fund the completion of Riviera Black Hawk's casino project in Black Hawk, Colo. Upon the closing of the transaction, Riviera Holdings had also invested $20 million in cash equity in the casino project, which is scheduled to open in January 2000.

According to William L. Westerman, Riviera's Chairman and Chief Executive Officer, "We have a guaranteed maximum price construction contract based on 100 percent completed drawings, approved by the Planning Commission. The contract also has penalties for late completion, and incentives for finishing early. All excavation and foundation work has been completed, and that is the phase which poses the most uncertainty with regard to cost overruns. We began erecting steel the first of April, and that will be completed in July. We expect to have the building completely enclosed by September. We are looking forward to this important diversification in Colorado, which will enhance the value of the company."

The First Mortgage Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Riviera Holdings:

Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip, operates the Four Queens Hotel/Casino in downtown Las Vegas and is developing a casino in Black Hawk, Colo. Riviera is traded on the American Stock Exchange under symbol, RIV.

The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties including expansion timetables, hotel and casino market conditions and other risks detailed from time to time in the Company's SEC reports, including the Report on Form 10-K for December 31, 1998 and Form 10-Q for March 31, 1999. Actual results may differ.

SOURCE Riviera Holdings Corporation